Exhibit 10.3

JDA TERMINATION AGREEMENT

THIS JDA TERMINATION AGREMENT (this “JDA Termination Agreement”) is made as of November 29, 2016 (the “Effective Date”) by and between CDx, Inc., a Delaware corporation with its principal place of business at 6335 Ferris Square, Suite B, San Diego, CA 92121 (“CDX”), and Next Dimension Technologies, Inc., a California corporation with its principal place of business at 1 West Mountain Street, #11, Pasadena, CA 91103 (“NDT”). CDX and NDT are sometimes referred to herein individually as the “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, CDX and NDT are parties to a Joint Development Agreement executed by the Parties on November 1, 2013, as modified by Amendment #1, Amendment #2, Amendment #3, Amendment #4, Amendment #5, Amendment #6, and Amendment #7 to the Joint Development Agreement executed by the parties on April 21, 2014, July 1, 2014, March 13, 2015, May 1, 2015, May 5, 2015, August 4, 2015, and February 22, 2016 respectively (collectively the “Joint Development Agreement”); and

WHEREAS, CDX and NDT are parties to additional agreements, including a Supply Agreement executed by the Parties on May 19, 2015 as amended on August 14, 2015 (collectively, the “Supply Agreement”), and an Exclusive Patent Sublicense Agreement executed by the Parties effective April 24, 2015 (the “Sublicense Agreement”); and

WHEREAS, NDT has successfully concluded its obligations under the Joint Development Agreement and CDX now desires to fulfill and successfully conclude its remaining payment obligations under the Joint Development Agreement; and

WHEREAS, both Parties desire to engage in future joint development projects pursuant to additional agreements contemplated by the Parties upon the successful conclusion and termination of the Joint Development Agreement; and

WHEREAS, the Parties desire to terminate the Joint Development Agreement under the terms and conditions as set forth hereunder.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties as set forth below as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CDX and NDT do hereby mutually agree as follows:

1.	Simultaneous Execution. The execution, delivery and effectiveness of this JDA Termination Agreement are contingent upon the simultaneous execution and delivery of: (i) that certain Claims Purchase Agreement by and between NDT and Rockwell Capital Partners dated November 29, 2016 (the “Claims Purchase Agreement”); and (ii) that certain Amendment #2 to Supply Agreement dated November 29, 2016, and (iii) that certain First Amendment to the Exclusive Patent Sublicense Agreement dated November 29, 2016. Notwithstanding anything in this JDA Termination Agreement to the contrary, this JDA Termination Agreement shall be null and void if the Claims Purchase Agreement becomes null or void.

2.	Assignment of NDT Claims. The Parties hereby agree to the sale, transfer, conveyance and assignment of all right, title and interest to all outstanding claims of CDX by NDT, totaling as of the Effective Date, to Rockwell Capital Partners.

3.	Termination. The Parties hereby agree that the Joint Development Agreement shall stand terminated and thereafter shall have no future force or effect as of December 15, 2016 (the “Termination Date”), and neither party shall have any further rights or obligations pursuant to the Joint Development Agreement except as set forth in Section 4 hereof.

4.	Surviving Obligations. The Parties shall only remain obligated for the obligations that were intended to survive the expiration of the term of the Joint Development Agreement as provided therein, specifically the provisions of the Joint Development Agreement relating to intellectual property (Paragraph 4, inclusive), confidentiality (Paragraph 5, inclusive), and return of data and samples (Paragraph 6, inclusive).

5.	Mutual Release. Upon termination of the Joint Development Agreement as set forth in Section 3, each Party and any person or entity claiming through them (the “Releasing Party”) hereby absolutely, fully and irrevocably releases, waives, relinquishes and discharges each of: (a) the other Party, (b) the respective individual directors, officers, partners, members, trustees and employees of such other Party, and (c) the successors and assigns of each Party (the “Released Party”) from any and all actions, causes of action, suits, damages (whether general, special or punitive), debts, liabilities, demands, rights, obligations, costs, expenses, losses, attorneys’ fees, liens and indemnities of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, and whether based on contract, tort, statute or other legal or equitable theory of recovery which the Releasing Parties may have had, presently have or in the future may have against the Released Parties which arise, have arisen or may hereinafter arise, whether presently known or unknown, insofar, but only insofar, as such claims relate to the Joint Development Agreement; provided that the release provisions of this Section 5 shall not apply to the surviving obligations identified in Section 4 hereof.

6.	Additional Negotiations. Both Parties agree to negotiate the terms and conditions for additional joint development activities contemplated by the Parties, provided that such negotiations are not intended to create any agreement or obligation by either party to negotiate a definitive agreement and imposes no duty on either Party to continue negotiations. The Parties intend that neither shall have any contractual obligations to the other with respect to additional joint development activities until a definitive agreement has been fully executed and delivered by the Parties.

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7.	Notices. It is agreed that the provisions in the Joint Development Agreement regarding notice are specifically waived by the Parties for the purpose of this JDA Termination Agreement. All written notices or other written communications required under this JDA Termination Agreement shall be deemed properly given: (a) if transmitted for overnight delivery via a nationally recognized delivery service, the first business day after being delivered by the transmitted Party to such overnight delivery service, (b) if by email, when transmitted by email, or (c) if by registered or certified mail, postage prepaid, five (5) days after mailing the notice, to the following addresses (or to such other address of a party designated in writing by such party to the others):

CDX:	Attention: Daniel Yazbeck, CEO
6335 Ferris Square, Suite B
San Diego, CA 92121

email:

NDT:	Attention: William Royea, President
1 West Mountain Street, #11
Pasadena, CA 91103

email:

8.	Headings. The headings in this JDA Termination Agreement are inserted for convenience only and shall not constitute a part hereof.

9.	Entire Agreement. This JDA Termination Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understanding of the parties, either written or oral, regarding the subject of this JDA Termination Agreement.

10.	Severability. Should any section, or portion thereof, of this JDA Termination Agreement be held invalid by reason of any law, statute, or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof will be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, will be deemed divisible and deleted with respect to such jurisdiction, but the Agreement will not otherwise be affected.

11.	Successors and Assigns. This JDA Termination Agreement is binding upon each Party, and shall inure to the benefit of each Party and their respective officers, directors, employees, agents, subsidiaries, parent corporations, affiliated companies, successors, assigns, agents, heirs, and personal representatives.

12.	Counterparts. This JDA Termination Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

13.	Choice of Law. The JDA Termination Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.

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In Witness Whereof, the Parties have caused their duly authorized representatives to execute this JDA Termination Agreement.

CDX, Inc.		Next Dimension Technologies, Inc.

By:	/s/ Daniel Yazbeck	By:	/s/ William Royea
Name:	Daniel Yazbeck	Name:	William Royea
Title:	CEO	Title:	President
Date:	November 29, 2016	Date:	November 29, 2016

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